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                      VANGUARD FUNDS PROSPECTUS SUPPLEMENT


IMPORTANT INFORMATION ABOUT POLICIES TO LIMIT FREQUENT TRADING
After the close of business on September 30, 2005, Vanguard will begin implementing a new policy to limit frequent trading in the Vanguard funds. The final implementation of the policy across all business lines will extend beyond September 30, 2005. The following changes are made to the prospectus.

The Frequent Trading or Market-Timing section is replaced with the following:

FREQUENT TRADING OR MARKET-TIMING
Background
Some investors try to profit from strategies involving frequent trading of mutual fund shares, such as market-timing. For funds holding foreign securities, investors may try to take advantage of an anticipated difference between the price of the fund's shares and price movements in overseas markets, a practice also known as time-zone arbitrage. Investors also may try to engage in frequent trading of funds that hold investments such as small-cap stocks and high-yield bonds. As money is shifted into and out of a fund by a shareholder engaging in frequent trading, a fund incurs costs for buying and selling securities, resulting in increased brokerage and administrative costs. These costs are borne by all fund shareholders, including the long-term investors who do not generate the costs. Frequent trading may also interfere with an advisor's ability to efficiently manage the fund.


Policies to Address Fequent Trading
The Vanguard funds (other than money market funds, short-term bond funds, and VIPER(R) Shares) do not knowingly accommodate frequent trading. The board of trustees of each Vanguard fund has adopted policies and procedures reasonably designed to detect and discourage frequent trading and, in some cases, to compensate the funds for the costs associated with it. Although there is no assurance that Vanguard will be able to detect or prevent frequent trading or market-timing in all circumstances, the following policies have been adopted to address these issues:
o Each Vanguard fund reserves the right to reject any purchase request--including exchanges from other Vanguard funds--without notice and regardless of size. A purchase request could be rejected if Vanguard determines that such purchase may disrupt a fund's operation or performance or because of a history of frequent trading by the investor.

                                                                  (over, please)


o Each Vanguard fund (other than money market funds, short-term bond funds, and VIPER Shares) generally limits an investor's purchases or exchanges into a fund account for 60 calendar days after the investor has redeemed or exchanged out of that fund account.

o Certain Vanguard funds charge shareholders purchase and/or redemption fees on transactions.

See the INVESTING WITH VANGUARD section of the prospectus for further details on Vanguard's transaction policies.

Each fund (other than money market funds), in determining its net asset value, will use fair-value pricing as described in the SHARE PRICE section. When used, fair-value pricing may reduce or eliminate the profitability of certain frequent-trading strategies.

DO NOT INVEST WITH VANGUARD IF YOU ARE A MARKET-TIMER.

In addition, the following changes are made to the INVESTING WITH VANGUARD section of the prospectus.

The Exchanging Shares section is replaced with the following:

FREQUENT-TRADING POLICIES
Because excessive transactions can disrupt management of a fund and increase the fund's costs for all shareholders, Vanguard places certain limits on frequent trading in the Vanguard funds. Each Vanguard fund (other than money market funds, short-term bond funds, and VIPER Shares) limits an investor's purchases or exchanges into a fund account for 60 calendar days after the investor has redeemed or exchanged out of that fund account.
     The policy does not apply to following:
o    Purchases of shares with fund dividend or capital gains distributions.
o Transactions through Vanguard's Automatic Investment Plan, Automatic Exchange Service, Direct Deposit Service, Automatic Withdrawal Plan,
     Required  Minimum   Distribution   Service,  and  Vanguard  Small  Business
     Online(R).
o    Redemptions of shares to pay fund or account fees.
o Transaction requests submitted by mail to Vanguard from shareholders who hold their accounts directly with Vanguard. (Transactions submitted by fax or wire are not mail transactions and are subject to the policy.)
o    Transfers and re-registrations of shares within the same fund.
o    Purchases of shares by asset transfer or direct rollover.
o    Conversions  of shares from one share class to another in the same fund.
o    Checkwriting redemptions.
o    Section 529 college savings plans.
o Certain approved institutional portfolios and asset allocation programs, as well as Vanguard mutual funds investing in other Vanguard mutual funds.

     For participants in employer-sponsored defined contribution plans (other than those served by the Vanguard Small Business Services Department), the frequent-trading policy does not apply to:

o Purchases of shares with participant payroll or employer contributions or loan repayments.
o    Purchases of shares with fund dividend or capital gains distributions.
o    Distributions, loans, and in-service withdrawals from a plan.
o Redemptions of shares as part of a plan termination or at the direction of the plan.
o    Automated   transactions   executed  during  the  first  six  months  of  a
     participant's enrollment in the Vanguard Managed Account Program.
o    Redemptions of shares to pay fund or account fees.
o    Share or asset transfers or rollovers.
o    Re-registrations of shares.
o    Conversions of shares from one share class to another in the same fund.

ACCOUNTS HELD BY INSTITUTIONS (OTHER THAN DEFINED CONTRIBUTION PLANS)
Vanguard will systematically monitor for frequent trading in institutional clients' accounts. If we detect suspicious trading activity, we will investigate and take appropriate action, which may include applying to a client's accounts the 60-day policy previously described, prohibiting a client's purchases of fund shares, and/or eliminating the client's exchange privilege.

ACCOUNTS HELD BY INTERMEDIARIES
When intermediaries establish accounts in Vanguard funds for their clients, we cannot always monitor the trading activity of individual clients. However, we review trading activity at the omnibus level, and if we detect suspicious activity, we will seek to investigate and take appropriate action. If necessary, Vanguard may prohibit additional purchases of fund shares by an intermediary or by certain of the intermediary's clients. Intermediaries may also monitor their clients' trading activities in the Vanguard funds.
     For those Vanguard funds that charge purchase or redemption fees, intermediaries will be asked to assess purchase and redemption fees on shareholder and participant accounts and remit these fees to the funds. The application of purchase and redemption fees and frequent-trading policies may vary among intermediaries. There are no assurances that Vanguard will successfully identify all intermediaries or that intermediaries will properly assess purchase or redemption fees or administer frequent-trading policies.
     For funds to which fees apply, intermediaries will be expected to begin to assess purchase and redemption fees within the next year. Intermediaries may be provided additional time if needed to address systems issues. If you invest with Vanguard through an intermediary, please read that firm's materials carefully to learn of any other rules or fees that may apply.



RIGHT TO CHANGE POLICIES
Vanguard may change these policies in the future without shareholder notice, except when legally required.

The Other Rules You Should  Know--Investing  With  Vanguard  Through Other Firms
section is amended as follows:

Beginning with the paragraph that states, "When intermediaries establish...," replace all remaining text in that section with the following:

Please see Frequent Trading Policies--Accounts Held by Intermediaries for information about the assessment of redemption fees and monitoring of frequent trading for accounts held by intermediaries.






























(C) The Vanguard Group, Inc. All rights reserved.
Vanguard Marketing Corporation, Distributor.                     PSNRDM   082005

                                     [SHIP]
                            [THE VANGUARD GROUP LOGO]

              VANGUARD FUNDS PROSPECTUS SUPPLEMENT FOR PARTICIPANTS


IMPORTANT INFORMATION ABOUT POLICIES TO LIMIT FREQUENT TRADING
After the close of business on September 30, 2005, Vanguard will begin implementing a new policy to limit frequent trading in the Vanguard mutual funds. The final implementation of the policy across all business lines will extend beyond September 30, 2005. The following changes are made to the prospectus.

The Frequent Trading or Market-Timing section is replaced with the following:

BACKGROUND
Some investors try to profit from strategies involving frequent trading of mutual fund shares, such as market-timing. For funds holding foreign securities, investors may try to take advantage of an anticipated difference between the price of the fund's shares and price movements in overseas markets, a practice also known as time-zone arbitrage. Investors also may try to engage in frequent trading of funds that hold investments such as small-cap stocks and high-yield bonds. As money is shifted into and out of a fund by a shareholder engaging in frequent trading, a fund incurs costs for buying and selling securities, resulting in increased brokerage and administrative costs. These costs are borne by all fund shareholders, including the long-term investors who do not generate the costs. Frequent trading may also interfere with an advisor's ability to efficiently manage the fund.

POLICIES TO ADDRESS FREQUENT TRADING
The Vanguard funds (other than money market funds, short-term bond funds, and VIPER(R) Shares) do not knowingly accommodate frequent trading. The board of trustees of each Vanguard fund has adopted policies and procedures reasonably designed to detect and discourage frequent trading and, in some cases, to compensate the funds for the costs associated with it. Although there is no assurance that Vanguard will be able to detect or prevent frequent trading or market-timing in all circumstances, the following policies have been adopted to address these issues:

o Each Vanguard fund reserves the right to reject any purchase request--including exchanges from other Vanguard funds--without notice and regardless of size. A purchase request could be rejected if Vanguard determines that such purchase may disrupt a fund's operation or performance or because of a history of frequent trading by the investor.
o Each Vanguard fund (other than money market funds, short-term bond funds, and VIPER Shares) prohibits a participant from exchanging into a fund account for 60 calendar days after the participant exchanged out of that fund account.

o Certain Vanguard funds charge purchase and/or redemption fees on transactions.

     See the INVESTING WITH VANGUARD section of the prospectus for further details on Vanguard's transaction policies.

Each fund (other than money market funds), in determining its net asset value, will use fair-value pricing as described in the Share Price section. When used, fair-value pricing may reduce or eliminate the profitability of certain frequent-trading strategies.

DO NOT INVEST WITH VANGUARD IF YOU ARE A MARKET-TIMER.

In addition, the following changes are made to the Investing With Vanguard section of the prospectus.

The Exchanges section is replaced with the following:

The exchange privilege (your ability to redeem shares from one fund to purchase shares of another fund) may be available to you through your plan. Although we make every effort to maintain the exchange privilege, Vanguard reserves the right to revise or terminate this privilege, limit the amount of an exchange, or reject any exchange, at any time, without notice. Because excessive exchanges can disrupt the management of the Vanguard funds and increase their transaction costs, Vanguard places the following limits on the exchange privilege.
     If you are exchanging out of any Vanguard fund (other than money market funds, short-term bond funds, and VIPER Shares) after September 30, 2005, the following policy applies, regardless of the dollar amount:

o    You must wait 60 days before exchanging back into the fund.
o    The 60-day clock restarts after every exchange out of the fund.
     The policy does not apply to the following:
o Purchases of shares with participant payroll or employer contributions or loan repayments.
o    Purchases of shares with fund dividends or capital gains distributions.
o    Distributions, loans, and in-service withdrawals from a plan.
o Redemptions of shares as part of a plan termination or at the direction of the plan.
o    Redemptions of shares to pay fund or account fees.
o    Share or asset transfers or rollovers.
o    Re-registrations of shares within the same fund.
o    Conversions of shares from one share class to another in the same fund.
o    Automated   transactions   executed  during  the  first  six  months  of  a
     participant's enrollment in the Vanguard Managed Account Program.


Before making an exchange to or from another fund available in your plan, consider the following:
o Certain investment options, particularly funds made up of company stock or investment contracts, may be subject to unique restrictions.
o Be sure to read that fund's prospectus. Contact Vanguard's Participant Access Center, toll-free, at 800-523-1188 for a copy.

o Vanguard can accept exchanges only as permitted by your plan. Contact your plan administrator for details on other exchange policies that apply to your plan.

Plans for which Vanguard does not serve as recordkeeper. If Vanguard does not serve as recordkeeper for your plan, your plan's recordkeeper will establish accounts in Vanguard funds. In such accounts, we cannot always monitor the trading activity of individual clients. However, we review trading activity at the omnibus level, and if we detect suspicious activity, we will seek to investigate the trading activity and take appropriate action. If necessary, Vanguard may prohibit additional purchases of fund shares by an intermediary or certain of the intermediary's clients. Intermediaries may also monitor participants' trading activity in the Vanguard funds.
     For those Vanguard funds that charge purchase or redemption fees, intermediaries that establish accounts in the Vanguard funds will be asked to assess purchase and redemption fees on participant accounts and remit redemption fees to the funds. The application of purchase and redemption fees and frequent trading policies may vary among intermediaries. There are no assurances that Vanguard will successfully identify all intermediaries or that intermediaries will properly assess purchase or redemption fees or administer frequent-trading policies.
     For funds to which fees apply, intermediaries will be expected to begin to assess purchase and redemption fees within the next year. Intermediaries may be provided additional time if needed to address systems issues. If a firm other than Vanguard serves as recordkeeper for your plan, please read that firm's materials carefully to learn of any other rules or fees that may apply.

Right to Change Policies: Vanguard may change these policies in the future without shareholder notice, except when legally required.










(C) The Vanguard Group, Inc. All rights reserved.
Vanguard Marketing Corporation, Distributor.                      ISNRDM  082005